ITEM 77Q(a) - COPIES OF ANY
MATERIAL AMENDMENTS TO THE REGISTRANT'S
CHARTER OR BY-LAWS



Federated Core Trust

Amendment No. 5
to the Declaration of Trust
dated August 21, 1996


This Declaration of Trust is
amended as follows:


Strike Section 5 of Article III
and replace it with the following:

	Section 5.  Establishment and
Designation of Series. Without limiting the authority of the Trustees set forth in
Article XIII, Section 7,
inter alia, to establish and
designate any additional Series
or to modify the rights and
preferences of any existing
Series, the Series shall be,
and are established and designated as,

High-Yield Bond Portfolio
Federated Mortgage Core Portfolio
Federated Inflation-Protected
Securities Core Fund

		The undersigned hereby
certify that the above Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 15th day of November, 2007.

	WITNESS the due execution hereof
this 15th day of November, 2007, effective
December 19, 2007.


/s/ John F. Donahue		/s/ Peter E. Madden
John F. Donahue		Peter E. Madden

/s/ Thomas G. Bigley		/s/ Charles F. Mansfield, Jr.
Thomas G. Bigley		Charles F. Mansfield, Jr.

/s/ John T. Conroy, Jr.		/s/ John E. Murray, Jr.
John T. Conroy, Jr.		John E. Murray, Jr.

/s/ Nicholas P. Constantakis		/s/ Thomas M. O'Neill
Nicholas P. Constantakis		Thomas M. O'Neill

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh

/s/ Lawrence D. Ellis, M.D.		/s/ James F. Will
Lawrence D. Ellis, M.D.		James F. Will